Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Investors: Leigh Parrish, Caren Barbara (212) 850-5651
Media: Evan Goetz, Tyrone Ross, (212) 850-5600

GUITAR CENTER, INC. ANNOUNCES

PRELIMINARY THIRD QUARTER 2006 RESULTS

Company Updates Fourth Quarter 2006 Guidance

Westlake Village, CA (October 5, 2006) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced preliminary financial results for the third quarter ended September 30, 2006.

Consolidated net sales are expected to be approximately $473 million in the third quarter compared to $421 million in the same period of 2005.  Net income is expected to be in the range of $10.6 million to $11.3 million, or $0.36 to $0.38 per diluted share compared to net income of $14.4 million, or $0.51 per diluted share, in the third quarter of the prior year.  Net income in the third quarter of 2006 is expected to include stock-based compensation expense of approximately $1.8 million after-tax, or $0.06 per diluted share.  No expense will be recorded in the third quarter for the Company’s long-term incentive plan (LTIP).  Third quarter 2006 net income is expected to include a one-time after-tax gain of approximately $1.1 million, or $0.04 per diluted share resulting from the disposition of real estate.  Net income in the third quarter of 2005 included stock-based compensation expense under the Company’s LTIP of $883,000 after-tax, or $0.03 per diluted share.

The Company’s previous guidance for the third quarter of 2006 had anticipated that consolidated sales would be in the range of $489 million to $501 million with Guitar Center comparable store sales of 3% to 5% and that net income would be at the low end of $12.0 million and $13.8 million, or $0.40 and $0.46 per diluted share.  The previous guidance amounts for net income did not anticipate the gain on real estate of $0.04 per diluted share expected to be recorded in the third quarter, and did anticipate an LTIP charge for the quarter of $0.02 to $0.03 per diluted share.

Expected Divisional Sales Results

Net sales from Guitar Center stores are expected to be approximately $352 million compared to $310.1 million in the third quarter of 2005.  Comparable store sales for the Guitar Center stores are expected to have increased approximately 2.9%.

Direct response net sales for the quarter are expected to be approximately $87 million compared to $80.8 million in last year’s third quarter.

Net sales from our Music & Arts division are expected to be approximately $34 million in the third quarter compared to $30.1 million in the third quarter of 2005.

Marty Albertson, Chairman and Chief Executive Officer, stated, “Our performance for the third quarter was not in line with our expectations.  We experienced uneven sales in both our Guitar Center and Musician’s Friend divisions.  Our Guitar Center comparable store sales were soft in the first two months of the quarter, with trends improving markedly in September.  In addition, we had higher marketing and promotional expenses at Guitar Center which we were not able to leverage due to lower than anticipated sales.”

Business Outlook

We anticipate achieving consolidated net sales for the fourth quarter of 2006 in the range of $638 million to $650 million.  We anticipate Guitar Center comparable store sales will increase between 4% to 6% for the quarter.  Net income for the fourth quarter is expected to be in the range of $34 million to $36 million, or $1.14 to $1.20 per diluted share.  This net income guidance includes expected expenses of $0.07 to $0.09 per diluted share related to our LTIP and other stock based compensation.

The comments contained in this press release relating to our financial performance for the third and fourth quarters of 2006, including that regarding future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, October 5th, at 2:00 p.m. PT (5:00 p.m. ET) to discuss preliminary third quarter financial results.  To access the call, please dial 888-791-6347 (domestic) or 706-645-9246 (international).  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com.  A replay of the call will be available through October 12th, 2006 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 8254231.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our retail store subsidiary presently operates more than 190 Guitar Center stores across the United States.  In addition, our Music & Arts division operates more than 90 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, actual financial results expected for the third quarter of 2006 and results believed to be achievable by management in 2006.  The data provided for the third quarter of 2006 is based on preliminary unaudited internal results and are subject to change as we complete the preparation of full consolidated financials statements for the period.  As to results presently deemed achievable for the fourth quarter, sales and earnings trends are also affected by many other factors including, among others, world and national political events, general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.

In addition, during the recent past we have experienced greater fluctuations in weekly and monthly operating results than has been our historic experience and this volatility has, and is likely to continue to, reduce the reliability of our future revenue and earnings guidance.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for subsequent quarters, which have been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.